Exhibit 99.1
KINDER MORGAN DECLARES DIVIDEND OF $0.125
FOR FOURTH QUARTER 2016

Net Debt Reduction of Over $3.0 Billion During 2016
Significantly Enhanced Credit Profile

HOUSTON, Jan. 18, 2017 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a cash dividend of $0.125 per share for the quarter ($0.50 annualized) payable on Feb. 15, 2017, to common shareholders of record as of the close of business on Feb. 1, 2017. KMI declared dividends of $0.50 per share for 2016 and used cash in excess of dividend payments to fully fund growth investments and strengthen its balance sheet.
Richard D. Kinder, executive chairman, said, “We are pleased to have reached significant milestones on two of our largest growth projects. We received approval from the Canadian federal government and the province of British Columbia to proceed with our Trans Mountain expansion project, and we also began construction on our Elba Island Liquefaction project. These are signature energy infrastructure assets for North America, and we expect they will contribute greatly to Kinder Morgan’s growth in the future.”
“For the year, we substantially reduced our debt, further positioning Kinder Morgan for long-term value creation. We finished ahead of our plan for 2016 year-end leverage, and we are pleased with the progress toward reaching our targeted leverage level of around 5.0 times net debt-to-Adjusted EBITDA,” said Kinder. “This will position us to return substantial value to shareholders through some combination of dividend increases, share repurchases, additional attractive growth projects or further debt reduction. We are also seeing green shoots in our sector, based on the expected balancing of global crude oil supply and demand combined with expectations for a more positive federal legislative and regulatory environment. Overall, we are very confident about Kinder Morgan’s future.”
President and CEO Steve Kean said, “We are pleased with our operational performance for the quarter, which contributed to full year 2016 results that were in line with our guidance provided since April. We generated full year 2016 distributable cash flow in excess of our dividends and growth capital expenditures, and did not access the capital markets to fund growth projects. We continue to demonstrate the resiliency of our cash flows, generated by our large, diversified portfolio of predominately fee-based assets. We generated earnings per common share for the quarter of $0.08 and distributable cash flow of $0.51 per common share, resulting in $867 million of excess distributable cash flow above our dividend.”
Kean added, “We continue to drive future growth by completing significant infrastructure development projects in our project backlog. Our current project backlog is $12.0 billion, down from $13.0 billion at the end of the third quarter of 2016. This reduction was primarily driven by the completion of our Southern Natural Gas pipeline (SNG) and Elba Express Company (EEC) expansions, our South System Flexibility project and our Cortez Pipeline expansion, as well as the delivery of the American Endurance tanker. Excluding the CO2 segment projects, we expect the projects in our backlog to generate an average capital-to-EBITDA multiple of approximately 6.7 times.”
KMI reported fourth quarter net income available to common stockholders of $170 million, compared to a net loss available to common stockholders of $721 million for the fourth quarter of 2015, and distributable cash flow of $1,147 million versus $1,233 million for the comparable period in 2015. The decrease in distributable cash flow for the quarter was attributable to lower contributions from SNG as a result of a 50 percent sale of the pipeline during the third quarter of 2016 (which helped improve KMI’s leverage metrics) and from the CO2 segment primarily due to lower realized crude oil prices and lower volumes, partially offset by higher contributions from the Terminals and Products Pipelines segments. Net income available to common stockholders was also impacted by a $988 million favorable change in total certain items compared to the fourth quarter of 2015. Although the majority of Ruby Pipeline’s capacity is contracted until 2021, this quarter included a $250 million write down of the company’s equity investment in the pipeline, driven by a delay in expected west coast natural gas demand growth to beyond 2021. Fourth quarter 2015 certain items included a goodwill impairment of $1,150 million.
For the full year, KMI reported net income available to common stockholders of $552 million, compared to $227 million for 2015, and distributable cash flow of $4,511 million versus $4,699 million for 2015. The decrease in distributable cash flow was primarily attributable to lower contributions from the CO2 segment, lower contributions from SNG as a result of a 50 percent sale of the pipeline and a full year impact of preferred stock dividends, partially offset by increased contributions from the Terminals and Products Pipelines segments and lower interest expense. Net income available to common stockholders was further impacted by a $508 million favorable change in total certain items compared to 2015. In addition to the fourth quarter certain items described above, 2016 included a partial write down of the company’s equity investment in Midcontinent Express Pipeline (MEP).

2017 Outlook
On Dec. 5, 2016, KMI issued its preliminary 2017 financial projections and said it expects to declare dividends of $0.50 per share and to achieve distributable cash flow of approximately $4.46 billion and Adjusted EBITDA of approximately $7.2 billion for the year. KMI also expects to invest $3.2 billion in growth projects during 2017, to be funded with internally generated cash flow without needing to access equity markets, and to end the year with a net debt-to-Adjusted EBITDA ratio of approximately 5.4 times. KMI’s 2017 budget assumes a joint venture partner on the company’s Trans Mountain expansion project and contributions from that partner to fund its share of growth capital, but does not include any potential proceeds in excess of the partner’s share of expansion capital to recognize the value created in developing the project to this stage. KMI does not provide budgeted net income attributable to common stockholders (the GAAP financial measure most directly comparable to distributable cash flow and Adjusted EBITDA) due to the inherent difficulty and impracticality of predicting certain amounts required by GAAP, such as ineffectiveness on commodity, interest rate and foreign currency hedges, unrealized gains and losses on derivatives marked to market, and potential changes in estimates for certain contingent liabilities.
KMI’s expectations assume average annual prices for West Texas Intermediate (WTI) crude oil of $53 per barrel and Henry Hub natural gas of $3 per MMBtu, which were consistent with forward pricing during the company’s budget process. The vast majority of cash generated by KMI is fee-based and therefore is not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, where KMI hedges the majority of its next 12 months of oil production to minimize this sensitivity. For 2017, the company estimates that every $1 per barrel change in the average WTI crude oil price impacts distributable cash flow by approximately $6 million and each $0.10 per MMBtu change in the price of natural gas impacts distributable cash flow by approximately $1 million.

Overview of Business Segments

“The Natural Gas Pipelines segment’s performance for the fourth quarter of 2016 was impacted by the sale of a 50 percent interest in SNG and declines attributable to reduced volumes affecting certain of our midstream gathering and processing assets. The segment benefited from increased contribution from Tennessee Gas Pipeline (TGP), driven by expansion projects placed into service,” Kean said.
Natural gas transport volumes were down 2 percent compared to the fourth quarter of 2015, driven by lower throughput on Ruby Pipeline due to increased Canadian imports to the Pacific Northwest, lower throughput on the Texas Intrastate Natural Gas Pipelines due to lower Eagle Ford Shale volumes, and lower throughput on Wyoming Interstate Company and TransColorado pipelines due to lower Rockies production. These declines were partially offset by higher throughput on TGP due to projects placed in service, and higher throughput on NGPL due to deliveries to the Sabine Pass LNG facility and to South Texas to meet continuing demand from Mexico. Natural gas gathered volumes were down 21 percent from the fourth quarter of 2015 due primarily to lower natural gas volumes on multiple systems gathering from the Eagle Ford Shale and on the KinderHawk system compared to the fourth quarter of 2015.
Natural gas continues to be the fuel of choice for America’s evolving energy needs, and industry experts are projecting U.S. natural gas demand, including net exports of liquefied natural gas (LNG) and net exports to Mexico, to increase by approximately 35 percent to almost 107 billion cubic feet per day (Bcf/d) over the next 10 years. Of the natural gas consumed in the U.S., about 40 percent moves on KMI pipelines. KMI expects future natural gas infrastructure opportunities will be driven by greater demand for gas-fired power generation across the country, LNG exports, exports to Mexico and continued industrial development, particularly in the petrochemical industry. In fact, natural gas deliveries on KMI pipelines to Mexico and LNG facilities were up 17 percent to 407,000 dekatherms per day (Dth/d) and approximately 458,000 Dth/d, respectively, compared to the fourth quarter of 2015.

“The CO2 segment was impacted by lower commodity prices, as our realized weighted average oil price for the quarter was $62.30 per barrel compared to $72.86 per barrel for the fourth quarter of 2015,” Kean said. “Combined oil production across all of our fields was down 8 percent compared to 2015 on a net to Kinder Morgan basis, partially driven by project deferrals at SACROC and Yates as well as reallocating capital to higher return projects with longer lead times. Fourth quarter 2016 net NGL sales volumes of 10.5 thousand barrels per day (MBbl/d) were consistent with volumes in 2015. Net CO2 volumes increased 3 percent versus the fourth quarter of 2015. We continued to offset some of the impact of lower realized commodity prices by generating cost savings across our CO2 business.”
Combined gross oil production volumes averaged 53.5 MBbl/d for the fourth quarter, down 6 percent from 57.0 MBbl/d for 2015. SACROC’s fourth quarter gross production was 11 percent below fourth quarter 2015 results, and Yates gross production was 7 percent below fourth quarter 2015 results. Both decreases were partially driven by project deferrals during 2016 as well as reallocating capital to higher return projects with longer lead times. Fourth quarter gross production from Katz, Goldsmith and Tall Cotton was 24 percent above the same period in 2015, but below plan. Gross NGL sales volumes were 21.3 MBbl/d during the quarter, which completed a record year for gross NGL production.

“The Terminals segment experienced strong performance at our liquids terminals, which saw record volumes for the year with over 900 million barrels of throughput handled, a 14 percent increase from full-year 2015, and now comprise close to 80 percent of the segment’s business. Growth in the liquids business during the quarter versus the fourth quarter of 2015 was driven by increased contributions from our Jones Act tankers, our refined products terminals joint venture with BP and various expansions across our network,” Kean said. The Magnolia State, Garden State, Bay State and American Endurance tankers were delivered in May 2016, July 2016, September 2016 and December 2016, respectively. These tankers are each contracted with major energy customers under long-term charters.
The bulk terminals contribution was also higher in the fourth quarter of 2016 compared to the same period in 2015, largely due to an expense taken in 2015 associated with the bankruptcy of Arch Coal.

“The Products Pipelines segment was favorably impacted by greater volumes on KMCC and Double H pipelines, and favorable performance in our Transmix business compared to 2015, largely due to unfavorable market price impacts during the fourth quarter of 2015,” Kean said.
Total refined products volumes were down 1 percent for the fourth quarter versus the same period in 2015. NGL volumes were up 18 percent from the same period last year due to greater volumes on Cochin. Crude and condensate pipeline volumes were up 6 percent from the fourth quarter of 2015 primarily due to higher volumes on Double H and KMCC pipelines.

Kinder Morgan Canada contributions were down slightly in the fourth quarter of 2016 compared to the fourth quarter of 2015 partly due to operating expense timing changes.

Other News

Kimberly A. Dang Elected to the KMI Board of Directors

•
The KMI board of directors unanimously elected to the board Kimberly Dang, vice president and chief financial officer.  Dang joined KMI in 2001 and has served as chief financial officer of the company since 2005.  In 2014, Dang joined the Office of the Chairman of KMI, which also includes Richard D. Kinder, executive chairman, and Steven J. Kean, president and CEO.  “Kim has been an essential contributor to the company’s success over the years, and we are delighted to have her join the KMI board,” said Kinder.

Natural Gas Pipelines

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On Dec. 9, 2016, the FERC denied rehearing of its June 1 Certificate Orders being sought by parties opposing the Elba Liquefaction Project. Construction of the project is underway. The approximately $2 billion project will be located and operated at the existing Elba Island LNG Terminal near Savannah, Georgia. Initial liquefaction units are expected to be placed in service in mid-2018, with final units coming on line by early 2019. The project is supported by a 20-year contract with Shell. In 2012, the Elba Liquefaction Project received authorization from the Department of Energy (DOE) to export to Free Trade Agreement (FTA) countries and on Dec. 16, 2016, the DOE issued non-FTA export authority. The project is expected to have a total capacity of approximately 2.5 million tonnes per year of LNG for export, equivalent to approximately 350 million cubic feet per day of natural gas.

•	On Dec. 1, 2016, the approximately $285 million EEC Modification and SNG Zone 3 Expansion Projects, supported by long-term customer contracts, began initial service.

•
On Nov. 1, 2016, NGPL placed its approximately $69 million Chicago Market Expansion project in service on time and below budget. This project increased NGPL’s capacity by 238,000 Dth/d and is supported by long-term contracts with four customers for transportation from the Rockies Express Pipeline interconnection in Moultrie County, Illinois, to markets in Chicago and surrounding areas.

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KMI and Southern Company continue to assess mutual natural gas infrastructure growth opportunities under a previously announced joint venture transaction that closed in September 2016, whereby Southern Company acquired a 50 percent equity interest in SNG’s pipeline system. KMI is the operator of the SNG pipeline system as part of the joint venture.

•	FERC review and approval progress occurred for several projects during the quarter:

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On Jan. 4, 2017, TGP received a Notice to Proceed with construction for the entire $156 million Susquehanna West Project, which will provide 145,000 Dth/d of additional capacity for Statoil Natural Gas LLC to an interconnection with National Fuel Supply in Potter County, Pennsylvania and expects to begin service on or before Nov. 1, 2017.

•
On Dec. 30, 2016, the FERC approved TGP’s $69 million Triad Expansion Project in Susquehanna County, Pennsylvania, providing 180,000 Dth/d of capacity to serve a new power plant at Invenergy’s Lackawanna Energy Center and TGP expects service beginning as early as Nov. 1, 2017.

•
On Dec. 15, 2016, the FERC approved TGP’s proposed $178 million, 900,000 Dth/d Southwest Louisiana Supply Project, which will serve the Cameron LNG export complex and is expected to be placed in service by Feb. 1, 2018.

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On Dec. 13, 2016, Kinder Morgan Louisiana Pipeline (KMLP) filed a FERC certificate application for the $151 million Sabine Pass Expansion Project, which would provide 600,000 Dth/d of firm capacity under a 20-year contract to serve Train 5 which is under construction at Cheniere Energy’s Sabine Pass Liquefaction Project in Cameron Parish, Louisiana.

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On Dec. 29, 2016, TGP reached an agreement with the Commonwealth of Massachusetts on a proposed consent decree to resolve the compensation issue on the award of easements in Massachusetts for the FERC-approved $93 million Connecticut Expansion project and expects a hearing on the proposed consent decree in February 2017. TGP continues to seek the remaining permits required for the start of construction. The expansion project will upgrade portions of TGP’s existing system in New York, Massachusetts and Connecticut, and provide approximately 72,100 Dth/d of additional firm transportation capacity for three local distribution company customers. Construction is now anticipated to begin June 1, 2017, with a Nov. 1, 2017 in service date.

•
Progress continues on NGPL’s approximately $212 million Gulf Coast Southbound Expansion Project.  The project, which is fully subscribed under long-term customer contracts, is designed to transport 460,000 Dth/d of incremental firm transportation service from NGPL’s interstate pipeline interconnects in Illinois, Arkansas and Texas to points south on NGPL’s pipeline system to serve growing demand in the Gulf Coast area. Pending regulatory approvals, the project is expected to be placed in service by the fourth quarter of 2018.

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On Nov. 9, 2016, KMI and EnLink Midstream LLC (EnLink) entered a strategic venture upon EnLink’s contribution of $39 million and other consideration for a 30 percent interest in Cedar Cove Midstream LLC (Cedar Cove). The joint venture will provide gas gathering and processing services within an area of mutual interest in Blaine County, Oklahoma, located in the heart of the STACK play.  Cedar Cove currently has gathering and processing dedications of over 50,000 gross acres, and the system will be expanded over the next several years as this acreage is developed.  KMI will serve as the operator of the system and both parties will jointly conduct business development activities in the designated area.

CO2

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The northern portion of the Cortez Pipeline expansion project was completed and the final two facilities were placed into service in November 2016. The approximately $227 million project increases CO2 transportation capacity on the Cortez Pipeline from 1.35 Bcf/d to 1.5 Bcf/d. The pipeline transports CO2 from southwestern Colorado to eastern New Mexico and West Texas for use in enhanced oil recovery projects.

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Drilling has been initiated on the approximately $66 million second phase of KMI’s Tall Cotton field project in Gaines County, Texas. Tall Cotton is the industry’s first greenfield Residual Oil Zone CO2 project and marks the first time a field without a main pay zone has been specifically developed for CO2 technology. First oil production from the second phase of the project is expected to occur in the second quarter of 2017.

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The company has benefited from cost savings in its operations and in its expansion capital program, and continues to find high-return enhanced oil recovery projects in the current price environment across the portfolio.

Terminals

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In October 2016, the second of two new deep-water liquids berths being developed along the Houston Ship Channel was placed in service. The additional docks, at a total project cost of approximately $72 million, are responsive to customers’ growing demand for waterborne outlets for refined products along the ship channel, and are supported by firm vessel commitments from existing customers at the Galena Park and Pasadena terminals.

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Construction continues at the Base Line Terminal, a new crude oil storage facility being developed in Edmonton, Alberta, Canada.  In March 2015, KMI and Keyera Corp. announced the new 50-50 joint venture terminal and entered into long-term, firm take-or-pay agreements with strong, creditworthy customers to build 12 tanks with total crude oil storage capacity of 4.8 million barrels.  KMI’s investment in the joint venture terminal is approximately CAD$372 million. Commissioning is expected to begin in the first quarter of 2018 with tanks phased-into service throughout that year.

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Work is nearing completion on the Kinder Morgan Export Terminal (KMET) along the Houston Ship Channel. The approximately $246 million project, supported by long-term customer contracts, includes 12 storage tanks with 1.5 million barrels of storage capacity, one ship dock, one barge dock and cross-channel pipelines to connect with KMI’s Galena Park terminal. Storage tanks at KMET were placed into service in January 2017 with the terminal’s full marine capabilities to follow by the end of the first quarter of 2017.

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Work continues on the previously announced Pit 11 expansion project at KMI’s Pasadena terminal. The approximately $185 million project, back-stopped by long-term commitments from existing customers, adds 2.0 million barrels of refined products storage to KMI’s best-in-class liquids storage hub along the Houston Ship Channel. Commissioning is expected to begin in the third quarter of 2017, with the tanks being phased into service through the first quarter of 2018.

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In December 2016, KMI’s American Petroleum Tankers (APT) took delivery of the American Endurance, the first of four 50,000-deadweight-ton product tankers from Philly Shipyard, Inc. in Philadelphia, Pennsylvania. The ECO class vessel, with a cargo capacity of 330,000-

barrels and LNG conversion ready engine capabilities, is fixed under long-term, firm time charters with major energy companies. The construction programs at NASSCO and Philly Shipyard, Inc. remain on budget and substantially on time. Four additional vessels are scheduled to be delivered through the end of 2017, bringing APT’s best-in-class fleet to 16 vessels.

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In October 2016, KMI entered into a definitive agreement to sell 20 bulk terminals to an affiliate of Watco Companies, LLC for cash consideration of approximately $100 million. The sale of seven of the locations closed in the fourth quarter of 2016 with the balance expected to close by April 2017 as certain conditions are satisfied. The terminals, which are predominantly located along the inland river system and handle mostly coal and steel products, contributed less than 2 percent of the Terminals segment earnings before depreciation and amortization in 2016.

Products Pipelines

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KMI has made significant progress securing right-of-way for the approximately $540 million Utopia Pipeline Project. The new pipeline will have an initial design capacity of 50,000 barrels per day (bpd), and will move ethane and ethane-propane mixtures across Ohio to Windsor, Ontario, Canada. The project is fully supported by a long-term, fee-based transportation agreement with a petrochemical customer. The project has a planned in-service date of January 2018, subject to permitting and land acquisition.

Kinder Morgan Canada

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On Nov. 29, 2016, the Government of Canada granted approval for the Trans Mountain Expansion Project, subject to 157 conditions. This is a landmark decision affirming both the strength of the project and the rigor of the review process it has undergone.  The subsequent Federal Government Order in Council was received on Dec. 1, 2016. Additionally, on Jan. 11, 2017, the project achieved another critical milestone as the Province of British Columbia announced that the project received its environmental certificate from the Environmental Assessment Office, subject to 37 conditions, and has met its Requirements to Consider Support for Heavy Oil Pipelines (British Columbia’s five conditions). The Trans Mountain Expansion Project is an opportunity for Canada to access world markets for its resources by building on an existing pipeline system. Trans Mountain will continue to obtain all necessary permits, and is planning to begin construction in September 2017, with an in-service date for the twinned pipeline expected in late 2019. Other next steps will include a final cost estimate review with shippers committed to the project and a final investment decision by KMI’s board of directors. Aboriginal support for the project is strong and growing, with 51 Aboriginal communities now in support of the project. The Mutual Benefit Agreements (MBAs) that have been signed will see Trans Mountain share over $400 million with those communities. The 51 agreements include all of the First Nations whose Reserve lands the project crosses and approximately 80 percent of communities in proximity to the pipeline right-of-way. Thirteen companies have signed firm long-term contracts supporting the project for approximately 708,000 bpd. Kinder Morgan Canada is currently in negotiations with construction contractors and continues to engage extensively with landowners,

Aboriginal groups, communities and stakeholders along the proposed expansion route and adjacent marine areas.
Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in America. It owns an interest in or operates approximately 84,000 miles of pipelines and 155 terminals. KMI’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, Jan. 18, at
www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.

Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A) and Certain Items (Segment EBDA before Certain Items), and net income before interest expense, taxes, DD&A and Certain Items (Adjusted EBITDA) are presented herein.
Certain Items are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, hurricane impacts and casualty losses).
DCF is a significant performance measure used by us and by external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. A reconciliation of DCF to net income available to common stockholders is provided herein. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment EBDA before Certain Items is a significant performance metric because it provides us and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Segment EBDA before

Certain Items is segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA). Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables.
Adjusted EBITDA is used by management and external users, in conjunction with our net debt, to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for Certain Items, noncontrolling interests before Certain Items, and KMI’s share of certain equity investees’ DD&A and book taxes, which are specifically identified in the footnotes to the accompanying tables.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of DCF, Segment EBDA before Certain Items and Adjusted EBITDA may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2015 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
dave_conover@kindermorgan.com	www.kindermorgan.com

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015		2016	2015

Revenues	$3,389	$3,636		$13,058	$14,403

Costs, expenses and other
Costs of sales	1,044	834		3,498	4,115
Operations and maintenance	559	630		2,303	2,337
Depreciation, depletion and amortization	557	584		2,209	2,309
General and administrative	119	150		669	690
Taxes, other than income taxes	97	100		421	439
Loss on impairment of goodwill	—	1,150		—	1,150
Loss on impairments and divestitures, net	80	430		387	919
Other (income) expense, net	(1)	2		(1)	(3)
	2,455	3,880		9,486	11,956

Operating income	934	(244)		3,572	2,447

Other income (expense)
Earnings from equity investments	154	84		497	414
Loss on impairments and divestitures of equity investments, net	(266)	(4)		(610)	(30)
Amortization of excess cost of equity investments	(14)	(12)		(59)	(51)
Interest, net	(422)	(527)		(1,806)	(2,051)
Other, net	2	10		44	43

Income (loss) before income taxes	388	(693)		1,638	772

Income tax expense	(173)	(43)		(917)	(564)

Net income (loss)	215	(736)		721	208

Net (income) loss attributable to noncontrolling interests	(6)	41		(13)	45

Net income (loss) attributable to Kinder Morgan, Inc.	209	(695)		708	253

Preferred stock dividends	(39)	(26)		(156)	(26)

Net income (loss) available to common stockholders	$170	$(721)		$552	$227

Class P Shares
Basic and diluted earnings (loss) per common share	$0.08	$(0.32)		$0.25	$0.10

Basic weighted average common shares outstanding (1)	2,230	2,229		2,230	2,187

Diluted weighted average common shares outstanding (1)	2,230	2,229		2,230	2,193

Declared dividend per common share	$0.125	$0.125		$0.500	$1.605

Segment EBDA			% change			% change
Natural Gas Pipelines	$706	$127	456%	$3,204	$3,063	5%
CO2	219	52	321%	825	657	26%
Terminals	205	51	302%	1,036	849	22%
Products Pipelines	307	289	6%	1,072	1,100	(3)%
Kinder Morgan Canada	38	43	(12)%	161	163	(1)%
Other	(3)	2	(250)%	(14)	(53)	74%
Total Segment EBDA	$1,472	$564	161%	$6,284	$5,779	9%

Note
(1)	For all periods presented, all potential common share equivalents were antidilutive, except for the year ended December 31, 2015 during which the KMI warrants were dilutive.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% change	2016	2015	% change
Segment EBDA before certain items (1)
Natural Gas Pipelines	$984	$1,098	(10)%	$4,029	$4,125	(2)%
CO2	238	292	(18)%	917	1,141	(20)%
Terminals	296	257	15%	1,133	1,055	7%
Product Pipelines	308	289	7%	1,185	1,096	8%
Kinder Morgan Canada	38	43	(12)%	161	163	(1)%
Other	(3)	5	(160)%	(22)	(18)	(22)%
Subtotal	1,861	1,984	(6)%	7,403	7,562	(2)%
DD&A and amortization of excess investments	(571)	(596)		(2,268)	(2,360)
General and administrative (1) (2)	(147)	(143)		(640)	(628)
Interest, net (1) (3)	(476)	(517)		(2,002)	(2,082)
Subtotal	667	728		2,493	2,492

Corporate book taxes (4)	(213)	(237)		(839)	(843)
Certain items
Acquisition related costs (5)	(1)	(5)		(13)	(19)
Pension plan net benefit	—	7		—	35
Fair value amortization	37	22		143	94
Contract early termination revenue	—	200		57	200
Legal and environmental reserves (6)	71	(16)		16	(94)
Mark to market and ineffectiveness (7)	(52)	(23)		(75)	139
Loss on impairment of goodwill	—	(1,150)		—	(1,150)
Losses on impairments and divestitures, net (8)	(343)	(427)		(848)	(943)
Project write-offs	(1)	(32)		(171)	(32)
Other	(2)	(7)		(24)	(11)
Subtotal certain items before tax	(291)	(1,431)		(915)	(1,781)
Book tax certain items (9)	52	204		(18)	340
Total certain items	(239)	(1,227)		(933)	(1,441)
Net income (loss)	215	(736)		721	208
Net (income) loss attributable to noncontrolling interests	(6)	41		(13)	45
Preferred stock dividends	(39)	(26)		(156)	(26)
Net income (loss) available to common stockholders	$170	$(721)		$552	$227

Net income (loss) available to common stockholders	$170	$(721)		$552	$227
Total certain items	239	1,227		933	1,441
Noncontrolling interests certain item (10)	1	(43)		(8)	(63)
Net income available to common stockholders before certain items	410	463		1,477	1,605
DD&A and amortization of excess investments (11)	656	679		2,617	2,683
Total book taxes (12)	248	263		993	976
Cash taxes (13)	(18)	(13)		(79)	(32)
Other items (14)	12	9		43	32
Sustaining capital expenditures (15)	(161)	(168)		(540)	(565)
DCF	$1,147	$1,233		$4,511	$4,699
Weighted average common shares outstanding for dividends (16)	2,239	2,236		2,238	2,200
DCF per common share	$0.51	$0.55		$2.02	$2.14
Declared dividend per common share	$0.125	$0.125		$0.500	$1.605

Adjusted EBITDA (17)	$1,830	$1,947		$7,245	$7,372

Notes ($ million)
(1)
Excludes certain items:
4Q 2016 - Natural Gas Pipelines $(278), CO2 $(19), Terminals $(91), Products Pipelines $(1), general and administrative $37, interest expense $53.
4Q 2015 - Natural Gas Pipelines $(971), CO2 $(240), Terminals $(206), Other $(3), general and administrative $2, interest expense $(13).
YTD 2016 - Natural Gas Pipelines $(825), CO2 $(92), Terminals $(97), Products Pipelines $(113), Other $8, general and administrative $5, interest expense $193.
YTD 2015 - Natural Gas Pipelines $(1,062), CO2 $(484), Terminals $(206), Products Pipelines $4, Other $(35), general and administrative $(25), interest expense $27.

(2)	General and administrative expense is net of management fee revenues from an equity investee: 4Q 2016 - $(9) 4Q 2015 - $(9) YTD 2016 - $(34) YTD 2015 - $(37)
(3)
Interest expense excludes interest income that is allocable to the segments:
4Q 2016 - Products Pipelines $(1), Other $2.
4Q 2015 - Other $3.
YTD 2016 - Other $3.
YTD 2015 - Products Pipelines $2, Other $2.

(4)
Corporate book taxes exclude book tax certain items not allocated to the segments of $60 in 4Q 2016, $204 in 4Q 2015, $(12) YTD 2016, and $340 YTD 2015. Also excludes income tax that is allocated to the segments:
4Q 2016 - Natural Gas Pipelines $(2), Terminals $(17), Products Pipelines $2, Kinder Morgan Canada $(3).
4Q 2015 - Natural Gas Pipelines $1, CO2 $2, Terminals $(8), Products Pipelines $(1), Kinder Morgan Canada $(4).
YTD 2016 - Natural Gas Pipelines $(7), CO2 $(2), Terminals $(42), Products Pipelines $5, Kinder Morgan Canada $(20).
YTD 2015 - Natural Gas Pipelines $(4), CO2 $(1), Terminals $(29), Products Pipelines $(8), Kinder Morgan Canada $(19).

(5)	Acquisition related costs for closed or pending acquisitions.
(6)	Legal reserve adjustments related to certain litigation and environmental matters.
(7)	Gains or losses in our DCF are reflected when realized.
(8)
Includes the following non-cash impairments:
4Q 2016 and YTD 2016 include a $250 million impairment of our equity investment in Ruby Pipeline, L.L.C. YTD 2016 also includes a $350 million impairment of our equity investment in Midcontinent Express Pipeline LLC. 4Q 2015 and YTD 2015 includes $235 million and $632 million of CO2 long lived asset impairments primarily related to our Goldsmith oil and gas field and CO2 source and transportation projects. Also, 4Q 2016, 4Q 2015, YTD 2016 and YTD 2015 amounts include net (gains)/losses of $(2), $25, $22 and $26, respectively, primarily related to impairments and disposals of long-lived assets recorded by our equity investees that are included within the Earnings from equity investments amounts on the Preliminary Statements of Income.

(9)
YTD 2016 include a $276 million book tax expense certain item due to the non-deductibility, for tax purposes, of approximately $800 million of goodwill included in the loss calculation related to the sale of a 50% interest in SNG, resulting in a gain for tax purposes.

(10)	Represents noncontrolling interest share of certain items.
(11)	Includes KMI's share of certain equity investees' DD&A: 4Q 2016 - $85 4Q 2015 - $83 YTD 2016 - $349 YTD 2015 - $323
(12)
Excludes book tax certain items and includes book tax allocated to the segments. Also, includes KMI's share of taxable equity investees' book tax expense:
4Q 2016 - $23
4Q 2015 - $16
YTD 2016 - $94
YTD 2015 - $72

(13)	YTD 2015 excludes a $195 million income tax refund received. Includes KMI's share of taxable equity investees' cash taxes: 4Q 2016 - $(17) 4Q 2015 - $(11) YTD 2016 - $(76) YTD 2015 - $(19)
(14)	Consists primarily of non-cash compensation associated with our restricted stock program.
(15)
Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which DD&A is added back):
4Q 2016 - $(24)
4Q 2015 - $(20)
YTD 2016 - $(90)
YTD 2015 - $(70)

(16)	Includes restricted stock awards that participate in common share dividends and dilutive effect of warrants, as applicable.
(17)
Adjusted EBITDA is net income (loss) before certain items, less net income attributable to noncontrolling interests before certain items, plus DD&A (including KMI's share of certain equity investees' DD&A), book taxes (including book tax allocated to the segments and KMI’s share of equity investees’ book tax), and interest expense (before certain items). Adjusted EBITDA is reconciled as follows, with any difference due to rounding:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income (loss)	$215	$(736)	$721	$208
Total certain items	239	1,227	933	1,441
Net income attributable to noncontrolling interests before certain items	(5)	(2)	(21)	(18)
DD&A and amortization of excess investments (see (11) above)	656	678	2,617	2,683
Book taxes (see (12) above)	249	263	993	976
Interest, net (see (1) and (3) above)	476	517	2,002	2,082
Adjusted EBITDA	$1,830	$1,947	$7,245	$7,372

Volume Highlights (historical pro forma for acquired assets)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Natural Gas Pipelines
Transport Volumes (BBtu/d) (1) (2)	27,897	28,552	28,095	28,196
Sales Volumes (BBtu/d) (3)	2,288	2,428	2,335	2,419
Gas Gathering Volumes (BBtu/d) (2) (4)	2,749	3,498	2,970	3,540
Crude/Condensate Gathering Volumes (MBbl/d) (2) (5)	285	339	308	340

CO2
Southwest Colorado Production - Gross (Bcf/d) (6)	1.27	1.26	1.20	1.23
Southwest Colorado Production - Net (Bcf/d) (6)	0.65	0.63	0.61	0.60
Sacroc Oil Production - Gross (MBbl/d) (7)	28.13	31.75	29.32	33.76
Sacroc Oil Production - Net (MBbl/d) (8)	23.43	26.45	24.43	28.12
Yates Oil Production - Gross (MBbl/d) (7)	17.91	19.17	18.37	19.00
Yates Oil Production - Net (MBbl/d) (8)	7.96	9.25	8.17	8.47
Katz, Goldsmith, and Tall Cotton Oil Production - Gross (MBbl/d) (7)	7.45	6.03	7.01	5.71
Katz, Goldsmith, and Tall Cotton Oil Production - Net (MBbl/d) (8)	6.27	5.08	5.90	4.80
NGL Sales Volumes (MBbl/d) (9)	10.46	10.41	10.31	10.35
Realized Weighted Average Oil Price per Bbl (10)	$62.30	$72.86	$61.52	$73.11
Realized Weighted Average NGL Price per Bbl	$22.25	$16.56	$17.91	$18.35

Terminals
Liquids Leasable Capacity (MMBbl)	87.8	81.5	87.8	81.5
Liquids Utilization %	94.8%	93.6%	94.8%	93.6%
Bulk Transload Tonnage (MMtons) (11)	15.4	14.3	61.8	63.2
Ethanol (MMBbl)	17.8	15.8	66.7	63.1

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (12)	71.9	71.9	290.3	287.8
Diesel	25.8	27.4	106.6	108.3
Jet Fuel	23.1	22.1	92.9	89.0
Sub-Total Refined Product Volumes - excl. Plantation	120.8	121.4	489.8	485.1
Plantation (MMBbl) (13)
Gasoline	21.5	21.6	84.0	81.1
Diesel	4.4	4.8	18.3	20.8
Jet Fuel	3.1	3.3	12.3	14.1
Sub-Total Refined Product Volumes - Plantation	29.0	29.7	114.6	116.0
Total (MMBbl)
Gasoline (12)	93.4	93.5	374.3	368.9
Diesel	30.2	32.2	124.9	129.1
Jet Fuel	26.2	25.4	105.2	103.1
Total Refined Product Volumes	149.8	151.1	604.4	601.1
NGLs (MMBbl) (14)	10.8	9.2	39.7	38.6
Crude and Condensate (MMBbl) (15)	30.7	28.8	118.3	99.7
Total Delivery Volumes (MMBbl)	191.3	189.1	762.4	739.4
Ethanol (MMBbl) (16)	10.3	10.3	41.3	41.4

Trans Mountain (MMBbls - mainline throughput)	27.1	28.6	115.2	115.4

(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Volumes for acquired pipelines are included for all periods.
(3)	Includes Texas Intrastates and KMNTP.
(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano, North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(5)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(6)	Includes McElmo Dome and Doe Canyon sales volumes.
(7)	Represents 100% production from the field.
(8)	Represents KMI's net share of the production from the field.
(9)	Net to KMI.
(10)	Includes all KMI crude oil properties.
(11)	Includes KMI's share of Joint Venture tonnage.
(12)	Gasoline volumes include ethanol pipeline volumes.
(13)	Plantation reported at KMI share.
(14)	Includes Cochin and Cypress (KMI share).
(15)	Includes KMCC, Double Eagle (KMI share), and Double H.
(16)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$684	$229
Other current assets	2,545	2,595
Property, plant and equipment, net	38,705	40,547
Investments	7,027	6,040
Goodwill	22,152	23,790
Deferred charges and other assets	9,192	10,903
TOTAL ASSETS	$80,305	$84,104

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Short-term debt	$2,696	$821
Other current liabilities	3,236	3,244
Long-term debt	36,105	40,632
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,149	1,674
Other	2,217	2,230
Total liabilities	45,503	48,701

Shareholders’ Equity
Other shareholders’ equity	35,092	35,580
Accumulated other comprehensive loss	(661)	(461)
Total KMI equity	34,431	35,119
Noncontrolling interests	371	284
Total shareholders’ equity	34,802	35,403
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$80,305	$84,104

Net Debt (1)	$38,160	$41,224

	Adjusted EBITDA Twelve Months Ended
	December 31,
Reconciliation of Net Income to Adjusted EBITDA (2)	2016	2015
Net income	$721	$208
Total certain items	933	1,441
Net income attributable to noncontrolling interests before certain items	(21)	(18)
DD&A and amortization of excess investments	2,617	2,683
Book taxes	993	976
Interest, net	2,002	2,082
Adjusted EBITDA	$7,245	$7,372

Net Debt to Adjusted EBITDA	5.3	5.6

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP, (ii) debt fair value adjustments and (iii) the foreign exchange impact on our Euro denominated debt of $(43) million and less than $1 million as of December 31, 2016 and 2015, respectively, as we have entered into swaps to convert that debt to US$.

(2)
Adjusted EBITDA is net income before certain items, less net income attributable to noncontrolling interests before certain items, plus DD&A (including KMI's share of certain equity investees' DD&A), book taxes (including book tax allocated to the segments and KMI’s share of certain equity investees’ book tax), and interest expense (before certain items), with any difference due to rounding.